FOR MORE INFORMATION:  Michael R. Cox
Phone 765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports Turnaround in First Quarter Fiscal 2007 Financial Results

WEST LAFAYETTE, Ind., February 7, 2007— Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for its first quarter of fiscal 2007, ended December 31, 2006. Revenue increased 11% to $10.9 million compared to $9.8 million for the quarter ended December 31, 2005. Net income for the first quarter of fiscal 2007 was $556,000, or $0.11 per basic and diluted share, compared to a net loss of $716,000, or a loss of $0.15 per basic and diluted share for the first quarter of fiscal 2006. The Company experienced increased revenues in its bioanalytical and toxicology operations, essentially flat revenues from sales of products, and a decline in revenues from clinical operations as a result of the loss of a significant client in fiscal 2006.

Cost of revenue for the quarter ended December 31, 2006 was $7.5 million, or 69% of revenue, compared to $6.7 million, or 68% of revenue, for the quarter ended December 31, 2005. Margins improved in the Service segment due to better utilization of capacity, but declined in the Product segment as a result of under-absorption of manufacturing overhead.

The Company also experienced reduced selling, research and development, and general and administrative expenses, which in total were $2.7 million in fiscal 2007, compared to $4.1 million in the comparable quarter of fiscal 2006. These expenses were favorably impacted by reductions in headcount announced in September, 2006 and reduction of amortization expense as a result of an impairment charge recorded in the third quarter of fiscal 2006.

Richard M. Shepperd, President and CEO commented, “The first quarter shows the impact of decisions we made at the end of our last fiscal year to bring expenditures in line with our revenue base. BASi people are working very diligently to deliver projects on time and on budget, while carefully watching all expenses. We continue to focus on completing the turnaround in our clinical operations. The improvement of $1.3 million in our net earnings over the first quarter of last year is a strong start on the current year, and makes us optimistic about what we can achieve in the remainder of this fiscal year and beyond.”

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	December 31,
	2006	2005

Service revenue	$8,608	$7,539
Product revenue	2,276	2,305
Total revenue	10,884	9,844

Cost of service revenue	6,567	5,864
Cost of product revenue	932	834
Total cost of revenue	7,499	6,698

Gross profit	3,385	3,146

Operating expenses:
Selling	679	733
Research and development	355	439
General and administrative	1,622	2,887
Total operating expenses	2,656	4,059

Operating income (loss)	729	(913)

Interest income	12	2
Interest expense	(241)	(258)
Other income (expense)	3	—

Income (loss) before income taxes	503	(1,169)

Income tax benefit	(53)	(453)
Net income (loss)	$556	$(716)

Net income (loss) per share:
Basic	$0.11	$(0.15)
Diluted	$0.11	$(0.15)

Weighted average common and common equivalent shares outstanding:
Basic	4,907	4,871
Diluted	4,942	4,871

# # # # #